Registration No. 333-

As filed with the Securities and Exchange Commission on June 6, 2019

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 ------------------- FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

-------------------

PARK ELECTROCHEMICAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York	11-1734643
(State of Incorporation)	(I.R.S. Employer Identification No.)

__________________________

48 South Service Road

Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

__________________________

PARK ELECTROCHEMICAL CORP. 2018 STOCK OPTION PLAN

(Full Title of the Plan)

__________________________

Stephen E. Gilhuley, Esq.

Executive Vice President – Administration

and Secretary

Park Electrochemical Corp.

48 South Service Road

Melville, New York  11747

(Name and Address of Agent for Service)

(631) 465-3600

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michael S. Ben, Esq.

Honigman LLP

2290 First National Building

660 Woodward Ave.

Detroit, Michigan 48226-3506

(313) 465-7316

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.10 per share	800,000	$15.375	$12,300,000	$1,490.76
Total	800,000	$15.375	$12,300,000	$1,490.76
(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s Common Stock that may become issuable under the Park Electrochemical Corp. 2018 Stock Option Plan (the “Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction that affects shares of the Registrant’s Common Stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act.  The price is based upon the average of the high and low sales price per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 4, 2019.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with the “Note” to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Park Electrochemical Corp. (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2019, filed with the Commission on May 20, 2019 (the “Form 10-K”);

(b)	The Company’s Current Report on Form 8-K filed with the Commission on April 30, 2019; and

(c)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3 filed with the Commission on January 16, 1996, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Notwithstanding anything herein, the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Constantine Petropoulos, Esq., Senior Vice President and General Counsel of the Company, has passed upon the legality of the securities registered hereby. Mr. Petropoulos is eligible to participate in the Plan and owns, or has the right to acquire, a number of shares of the Company’s Common Stock that represents less than 1% of the total outstanding Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law (“BCL”), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the BCL provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

Section 723 of the BCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

Section 402(b) of the BCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating, with certain exceptions, the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity.

Article XI of the Company’s Restated Certificate of Incorporation, dated March 28, 1989, as amended, provides that the Company shall indemnify any person made a party to any action, suit or proceeding, by reason of the fact that he or she is or was a director, officer or employee of the Company, or of any firm, corporation, or association which he or she served an such at the request of the Company, against the reasonable expenses (including attorney's fees and, to the extent permitted by law, any amount paid in a court approved settlement) actually and necessarily incurred by him or her in connection with the defense of such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his or her duties.

Article X, Section 2 of the Company’s By-Laws provides that the Company shall indemnify any person who was or is a party, or threatened to be made a party, to any threatened, pending or completed legal action, lawsuit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, unless expressly prohibited by Section 721 of the BCL or unless the action was initiated by the officer or director without the authorization of the Company’s Board of Directors. Indemnification will extend to all amounts actually paid by or on behalf of the indemnitee on account of judgments, fines and penalties incurred in connection with an action or in settlement of an action and all expenses actually and reasonably incurred by or on behalf of the indemnitee in connection with an action, whether or not the indemnitee is successful on the merits. Expenses may be advanced by the Company as long as the indemnitee undertakes to repay such advances to the extent a court determines that the indemnitee was not entitled to such indemnification. Article X, Section 3 of the Company’s By-Laws establishes procedures to obtain such indemnification whereby indemnification or advancement of expenses generally must occur within 45 days after the request for such indemnification is made by the indemnitee.

The above is a general summary of certain provisions of the Company’s Restated Certificate of Incorporation, By-Laws and the BCL and is subject in all respects to the specific and detailed provisions of Company’s Restated Certificate of Incorporation, By-Laws and the BCL.

As permitted by the By-Laws of the Company, the Company has purchased a policy of directors’ and officers’ insurance that insures both the Company and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expenses of the indemnification described above.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description of Exhibit

4.1

Restated Certificate of Incorporation, dated March 28, 1989, filed with the Secretary of State of the State of New York on April 10, 1989, as amended by Certificate of Amendment of the Certificate of Incorporation, increasing the number of authorized shares of Common stock from 15,000,000 to 30,000,000 shares, dated July 12, 1995, filed with the Secretary of State of the State of New York on July 17, 1995, and by Certificate of Amendment of the Certificate of Incorporation, amending certain provisions relating to the rights, preferences and limitations of the shares of a series of Preferred Stock, dated August 7, 1995, filed with the Secretary of State of the State of New York on August 16, 1995 (Reference is made to Exhibit 3.01 of the Company's Annual Report on Form 10-K for the fiscal year ended March 3, 2002, Commission File No. 1-4415, which is incorporated herein by reference.)

4.2

Certificate of Amendment of the Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 30,000,000 to 60,000,000 shares, dated October 10, 2000, filed with the Secretary of State of the State of New York on October 11, 2000 (Reference is made to Exhibit 3.02 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2003, Commission File No. 1-4415, which is incorporated herein by reference.)

4.3

By-Laws, amended and restated as of October 18, 2016 (Reference is made to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated October 18, 2016, Commission File No. 1-4415, which is incorporated herein by reference.)

5.1	Opinion of Constantine Petropoulos, Esq.

23.1	Consent of Constantine Petropoulos, Esq. (included in Exhibit 5.1)

23.2	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature pages herein)

99.1

2018 Stock Option Plan of the Company (Reference is made to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed with the Commission on July 30, 2018, Commission File No. 1-4415, which is incorporated herein by reference. This exhibit is a management contract or compensatory plan or arrangement.)

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on this 6th day of June, 2019.

PARK ELECTROCHEMICAL CORP.

By:	/s/ Brian E. Shore
Brian E. Shore
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Brian E. Shore, P. Matthew Farabaugh and Stephen E. Gilhuley, or either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 filed herewith, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Brian E. Shore Brian E. Shore	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	June 6, 2019

/s/ P. Matthew Farabaugh P. Matthew Farabaugh	Senior Vice President and Chief Financial Officer (principal accounting officer and principal financial officer)	June 6, 2019

/s/ Dale Blanchfield Dale Blanchfield	Director	June 6, 2019

/s/ Emily J. Groehl Emily J. Groehl	Director	June 6, 2019

/s/ Carl W. Smith Carl W. Smith	Director	June 6, 2019

/s/ Steven T. Warshaw Steven T. Warshaw	Director	June 6, 2019